EXHIBIT 2.1

                 AMENDMENT NO. 2 TO CREDIT AGREEMENT AND WAIVER


         This Amendment and Waiver (this "Amendment") is entered into as of September 3, 1996 by and among BRK Brands, Inc., a Delaware corporation (the "Borrower"), The First National Bank of Chicago, individually, as LC Issuer and as agent (the "Agent"), and the other financial institutions signatory hereto.

                                    RECITALS


         A. The Borrower, the Agent, the LC Issuer and the Lenders are party to that certain Credit Agreement dated as of March 28, 1994 (as previously amended, the "Credit Agreement"). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

         B. The Borrower, the Agent, the LC Issuer and the Lenders wish to amend the Credit Agreement and waive certain of the provisions thereof, all on the terms and conditions set forth below.

         Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

                  1. Initial Amendments to Credit Agreement. Upon the "Effective Date" (as defined below) the Credit Agreement is hereby amended as follows:

                  (a) The definitions of "Borrower Loan Documents", "Consolidated Income Before Interest and Taxes", "Consolidated Interest Expense", "Consolidated Leverage Ratio", "Consolidated Tangible Net Worth", "Eurodollar Rate", "Floating Rate", "Loan Documents" and
         "Material Adverse Effect" in Article I of the Credit Agreement are amended in their entirety to read as follows:

                    "Borrower Loan Documents" means this Agreement, the Notes, the Borrower Security Documents and any and all Facility LC Application Agreements.

                   "Consolidated   Income  Before  Interest  and  Taxes"
                  means, for any period of four consecutive fiscal quarters of the Borrower, the sum of (i) Consolidated Net Income for such
                  period  (before   provision  for  income  taxes),   plus  (ii)
                  Consolidated Interest Expense for such period, less (iii) equity earnings of unconsolidated Subsidiaries of the Borrower for such period plus (iv) solely for periods ending prior to January 1, 1997, any First Alert Charges deducted in the computation of Consolidated Net Income for such
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                  period,  all  determined  on  a  consolidated  basis  for  the
                  Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

                           "Consolidated Interest Expense" means, for any period
                  of four consecutive fiscal quarters of the Borrower, total interest expense (whether paid or accrued) of the Borrower and its Subsidiaries for such period determined in accordance with Agreement Accounting Principles including, without limitation, such interest expense as may be attributable to Capitalized Leases, as well as all commissions, discounts and other fees and charges owed with respect to Letters of Credit and net costs under any interest rate swap, exchange or cap agreements but, solely for periods ending prior to January 1, 1997, excluding the interest component of any First Alert Charges, which interest accrued during such period, and excluding any one time fees and expenses related to the Amendment No. 2 and Waiver to this Credit Agreement dated as of September 3, 1996.

                           "Consolidated  Leverage  Ratio" means, as of any date
                  of determination, the ratio of (i) the aggregate amount of all Indebtedness (other than Rate Hedging Obligations) of the Borrower and its Subsidiaries as of such date to (ii) the sum of (a) the amount of the preceding clause (i) plus (b) the consolidated common shareholders' equity of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles as of such date plus (c) solely for periods ending prior to January 1, 1997, the outstanding amount of any First Alert Charges deducted in the computation of the amount in preceding clause (b).

                           "Consolidated  Tangible Net Worth"  means,  as of any
                  date of determination, the consolidated common shareholders' equity of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles, less their consolidated Intangible Assets plus, solely for periods ending prior to January 1, 1997, the outstanding amount of any First Alert Charges deducted in the computation of such consolidated common shareholders equity. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 1993 in the book value of any asset owned by the Borrower or any Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

                           "Eurodollar Rate" means, with respect to a Eurodollar
                  Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) 1.50% per annum in respect of that portion of the Advances at any time aggregating up to an amount equal to $70,000,000 minus the L/C Obligations at such time and (b) 2.00% per annum in respect of that portion of the Advances at any time aggregating in excess of an amount equal to $70,000,000 minus the L/C Obligations at such time. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

                           "Floating Rate" means,  for any day, a rate per annum
                  equal to the Alternate Base Rate plus (a) .25% per annum in respect of that portion of the Advance at any time aggregating up to an amount equal to $70,000,000 minus the L/C Obligations at such time and (b) .75% per annum in respect of that portion of the Advances at any time aggregating in excess of an amount equal to $70,000,000 minus the L/C Obligations at such time.

                           "Loan Documents" means this Agreement, the Notes, the
                  First Alert Guaranty, any and all Facility LC Application Agreements, the Borrower Security Documents, the Other Security Documents and the other documents and agreements contemplated hereby and executed by the Borrower, its Subsidiaries or First Alert in favor of the Agent or any Lender.

                           "Material  Adverse  Effect" means a material  adverse
                  effect on (a) the business, Property, condition (financial or other) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, First Alert or any Subsidiary to perform its obligations under the Loan Documents to which it is a party or
                  (c) the validity or enforceability of any of the Loan Documents or any material rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

                  (b) The following definitions are added to Article I of the Credit Agreement in appropriate alphabetical order:

                           "Borrower  Intellectual  Property  Assignment" means,
                  collectively, the Copyright Assignment, Patent Assignment and Trademark Assignment, each in form and substance reasonably satisfactory to the Agent, dated as of the Effective Date and duly executed and delivered by the Borrower in favor of the Agent, for the benefit of the Lenders and the LC Issuer, in each case as the same may be amended, supplemented or otherwise modified from time to time.

                           "Borrower Pledge Agreement" means that certain Pledge
                  Agreement in form and substance reasonably satisfactory to the Agent, dated as of the Effective Date, duly executed and delivered by the Borrower pledging all of the outstanding capital stock of BRK Mexico and 65% of the outstanding capital stock of BRK Electronics U.K. Limited to the Agent, for the benefit of the Lenders and the LC Issuer, as the same may be amended, supplemented or otherwise modified from time to time.

                           "Borrower  Security  Agreement"  means  that  certain
                  Security Agreement, in form and substance satisfactory to the Agent, dated as of the Effective Date and duly executed and delivered by the Borrower in favor of the Agent, for the benefit of the Lenders and the LC Issuer, as the same may be amended, supplemented or otherwise modified from time to time.

                           "Borrower Security Documents" means the Borrower
                  Security Agreement, the Borrower Pledge Agreement and the Borrower Intellectual Property Assignment.

                           "BRK Mexico" means Electronica BRK de Mexico,
                  S.A.de C.V., a corporation organized under the laws of Mexico.

                           "Collateral" means, collectively, the Property of the
                  Borrower, its Subsidiaries and First Alert which is pledged, assigned or mortgaged to the Agent, for the benefit of the Lenders and the LC Issuer, pursuant to the Security Documents (including property placed in trust pursuant to the Mexican Security Documents).

                           "Effective Date" has the meaning ascribed to such
                  term by the Amendment No. 2 and Waiver to this Credit Agreement dated as of September 3, 1996.

                           "First  Alert  Charges"  means (a) accrued and unpaid
                  amounts owing to First Alert from the Borrower in respect of the use by the Borrower and its Subsidiaries of intellectual property rights of First Alert and (b) accrued and unpaid interest accruing upon such amounts.

                           "First  Alert  Pledge  Agreement"  means that certain
                  Pledge Agreement in form and substance satisfactory to the Agent, dated as of the Effective Date and duly executed and delivered by First Alert pledging the stock of the Borrower and THL-FA IP Corp. to the Agent, for the benefit of the Lenders and the LC Issuer, as the same may be amended, supplemented or otherwise modified from time to time.

                           "Mexican Security Documents" is defined in
                  Section 6.24.

                           "Other Security Documents" means the Subsidiary
                  Guaranty, the First Alert Pledge Agreement and the Mexican Security Documents.

                           "Security Documents" means the Borrower Security
                  Documents and the Other Security Documents.

                           "Subsidiary  Guaranty" means that certain Guaranty in
                  form and substance satisfactory to the Agent, dated as of the Effective Date, duly executed and delivered by BRK Mexico in favor of the Agent, for the benefit of the Lenders and the LC Issuer, as the same may be amended, supplemented or otherwise modified from time to time.

                  (c) Section 2.5 of the Credit Agreement is amended by substituting for the first sentence thereof the following:

                           "(a) The Borrower  agrees to pay to the Agent for the
                  pro rata account of the Lenders according to their Percentages, a commitment fee (i) of 0.25% per annum on the average daily amount of the Available Aggregate Commitment from the date hereof to but excluding the Effective Date and
                  (ii) of 0.35% per annum on the average daily amount of the Available Aggregate Commitment from the Effective Date to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date."

                  (d) Section 2.5 of the Credit Agreement is further amended by adding a new Section 2.5(b) as follows:

                           "(b) On January 31, 1997,  the  Aggregate  Commitment
                  shall automatically be reduced to $70,000,000 (with a corresponding ratable reduction in the Commitment of each Lender). The Borrower will make a mandatory prepayment of the Advances on such date in such amount, if any, as may be necessary to reduce the aggregate outstanding principal balance of the Advances and LC Obligations to $70,000,000. Such prepayment shall be subject to Section 3.4 and shall be made together with accrued interest on the amount pre-paid."

                  (e) Section 2.19(d) of the Credit Agreement is amended by deleting therefrom the two references to ".75%" and replacing them with references to "1.50%".

                  (f) Section 5.2 of the Credit Agreement is amended by inserting the following as a new second sentence thereof:

                  "The Borrower has the corporate power and authority and the legal right to assign, pledge and grant a security interest in the Collateral which it owns in the manner and for the purpose contemplated by the Borrower Security Documents."

                  (g) The words "as of the date of this Agreement" in the first and sixth lines of Section 5.7 of the Credit Agreement and line 5 of
         Section 5.14 of the Credit Agreement are deleted and replaced with the words "as of the Effective Date".

                  (h) New Sections 5.17 and 5.18 are added to the Credit Agreement as follows:

                           "5.17  Security.   The  provisions  of  the  Security
                  Documents are effective (or, in the case of the Mexican Security Documents, upon their execution will be effective) to create and give the Agent, for the benefit of the LC Issuer and the Lenders, as security for the repayment of the obligations secured thereby, a legal, valid and enforceable Lien (which priority is subject only to prior Liens permitted by such agreements) upon all right, title and interest of the Borrower, its Subsidiaries and First Alert in any and all of the Collateral described therein. The Pledge Agreements are effective to create and give the Agent, for the benefit of the LC Issuer and the Lenders, as security for the repayment of the obligations secured thereby, a legal, valid and enforceable first priority Lien upon and security interest in the capital stock pledged thereby.

                           5.18 Insurance. Schedule 5.18 attached hereto completely and accurately summarizes the property and casualty insurance in existence and carried by the Borrower and its Subsidiaries. The amounts and risks covered by such insurance are consistent with sound business practice. The summary on such Schedule 5.18 includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect."

                  (i) Section 5.8 of the Credit Agreement is amended by changing its title to "Subsidiaries and Capitalization" and adding the following at the conclusion thereof:

                  "As of the Effective Date, (a) the authorized capital stock of the Borrower consists of 3,000 shares of common stock, par value $.01 per share, of which 100 shares are outstanding and
                  (b) the authorized capital stock of IP Corp. consists of 3,000 shares of common stock, par value $.01 per share, of which 100 shares are outstanding. No authorized but unissued or treasury shares of capital stock of the Borrower or IP Corp. are subject to any option, warrant, right to call or commitment of any kind or character. Neither the Borrower nor IP Corp. has any outstanding right issued to any Person to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its capital stock."

                  (j) Section 6.16(vi) of the Credit Agreement is amended in its entirety to read as follows:

                           "(vi) Additional  loans,  capital  contributions  and
                  other Investments made subsequent to the date of this Agreement in either Subsidiaries identified in Schedule "1" hereto or in new international marketing and distribution Subsidiaries; provided, that the appropriate amount of such Investments made during the term of this Agreement does not exceed $8,000,000 and the aggregate amount of such Investments made on or after the Effective Date shall not exceed $500,000."

                  (k) Section 6.18 of the Credit Agreement is amended by adding a new Section 6.18(x) as follows:

                           "(x)     Liens in favor of the Agent created
                  pursuant to the Security
                  Documents."

                  (l) Section 6.23 of the Credit Agreement is amended in its entirety to read as follows:

                           "6.23. Minimum Consolidated  Interest Coverage Ratio.
                  The Borrower will not, as of the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 1994, permit the Consolidated Interest Coverage Ratio for the period of four fiscal quarters (or, in the case of the fiscal quarters ending September 30, 1996 and December 31, 1996, for the period of one fiscal quarter) ending on such day, (a) to be less than 3.0 to 1.0 for any fiscal quarter ending on or prior to June 30, 1996, (b) to be less than 6.9 to 1.0 for the fiscal quarter ending September 30, 1996; (c) to be less than 8.8 to 1.0 for the fiscal quarter ending December 31, 1996; or (d) to be less than 3.0 to 1.0 for any fiscal quarter ending thereafter."

                  (m) A new Section 6.24 is added to the Credit Agreement as follows:

                           "6.24    Collateral Matters.

                           (a) As soon as  practicable,  but in any  event on or
                  prior to October 15, 1996, the Borrower shall, and shall cause BRK Mexico to, execute and deliver to the Agent, or shall cause to be executed and delivered to the Agent:

                                    (i)   such    documents   and    instruments
                           (including without limitation a guaranty trust (or "fideicomiso de garantia") agreement) as may be reasonably requested by the Agent in order that the Agent, for the benefit of the Lenders and the L/C
                           Issuer, shall have a perfected (to the extent applicable and available) first priority Lien upon all of the inventory, machinery and equipment of the Borrower from time to time located in Mexico, all of the outstanding capital stock of BRK Mexico (other than directors' qualifying shares), and all of the inventory, machinery, equipment and rights in or in respect of real property of BRK Mexico (such documents and instruments, as from time to time amended, are referred to as the "Mexican Security Documents");

                                    (ii)    such related Lien searches and
                           opinions of counsel (including Mexican counsel) as the Agent may reasonably request; and

                                    (iii)  such BRK  Mexico  charter  documents,
                           by-laws, resolutions, incumbency certificates, stock certificates, stock powers and related corporate documentation as the Agent may reasonably request in connection with the foregoing.

                           (b) As soon as  practicable,  but in any  event on or
                  prior to September 30, 1996, the Borrower shall, and shall cause BRK Electronics U.K. Limited ("BRK UK") to, execute and deliver to the Agent or shall cause to be executed and delivered to the Agent:

                                    (i) such documents and instruments as may be
                           reasonably requested by the Agent in order that the Agent, for the benefit of the Lenders and the L/C Issuer, shall have a perfected first priority Lien upon 65% of the outstanding capital stock of BRK UK;

                                    (ii)    such related opinions of counsel
                           (including British counsel) as the Agent may reasonably request; and

                                    (iii)   such  BRK  UK   charter   documents,
                           by-laws, resolutions, incumbency certificates, stock certificates, stock powers and related corporate documentation as the Agent may reasonably request in connection with the foregoing.

                           (c) As soon as  practicable,  but in any  event on or
                  prior to September 20, 1996, the Borrower shall cause to be delivered to the Agent any landlord estoppel, waiver and consent forms called for by Section 4(k) of Amendment No. 2 to this Credit Agreement dated as of September 3, 1996 but not delivered on the Effective Date.

                           (d) On or prior to September  27, 1996,  the Borrower
                  shall cause Price Waterhouse LLP, its independent certified public accountants, to prepare and deliver to the Lenders a report on the U.S. and Mexican inventory and receivables of the Borrower and BRK Mexico, which report shall be in form and substance reasonably satisfactory to each of the Lenders and shall be based upon such agreed upon procedures (not including a physical inventory) as may be reasonably satisfactory to each of the Lenders."

                  (n) Section 7.3 of the Credit Agreement is amended in its entirety to read as follows:

                           "7.3     The breach by the Borrower of any of the
                  terms or provisions of Section 6.2, 6.3 or any of Sections
                  6.10 through 6.24."

                  (o) A new Section 7.17 is added to the Credit Agreement as follows:

                           "7.17 Any Security Document shall for any reason fail
                  to create a valid and perfected, first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of such Security Document, or any Security Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Security Document, in each case except as a result of actions taken by, or consented to by, the Agent or the Required Lenders."

                  (p) Section 8.2(g) of the Credit Agreement is amended in its entirety to read as follows:

                           "(g)  Release  First Alert from all or any portion of
                  its guaranty liability under the First Alert Guaranty, release BRK Mexico from all or any portion of its liability under the Subsidiary Guaranty or release all or any portion of the Collateral from the Lien of the Security Documents."

                  (q) The third sentence of Section 10.1 of the Credit Agreement is amended in its entirety to read as follows:

                  "The Agent shall not have a fiduciary duty in respect of the Borrower or any Lender by reason of this Agreement, any other Loan Document or any of the transactions contemplated thereby."

                  (r) The signature pages of the Credit Agreement are amended in their entirety to read as the signature pages hereto.

                  (s) Schedules 3 and 4 of the Credit Agreement are deleted and replaced by Schedules 3 and 4 hereto and Schedule 5.18 hereto is added as Schedule 5.18 of the Credit Agreement.

                  2.       Consent and Waiver.  Effective as of the Effective
         Date:

                  (a) The Lenders hereby waive any Default or Unmatured Default arising out of any breach of Section 6.23 with respect to the fiscal quarter ending June 30, 1996.

                  (b) The Lenders waive any Default resulting from a breach of the First Alert Guaranty arising out of the granting of the Lien to the Agent in the stock of THL-FA IP Corp. as contemplated by the First Alert Pledge Agreement.

                  3. Representations and Warranties of the Borrower. The Borrower represents and warrants that:

                  (a) The Borrower has the corporate power and authority and legal right to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by the Borrower of this Amendment and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings, and this Amendment constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                  (b) Neither the execution and delivery by the Borrower of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any material indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or
         constitute  a  default  thereunder,   or  result  in  the  creation  or
         imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.

                  (c) No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Amendment.

                  (d) Each of the  representations  and  warranties set forth in
         Article V of the Credit Agreement (giving effect to the amendments to the Credit Agreement set forth above) is true and correct in all material respects on the date hereof as if made on the date hereof.

                  (e) Immediately upon giving effect to this Amendment, no Default or Unmatured Default has occurred and is continuing.

                  4. Conditions to Occurrence of Effective Date. The amendments set forth in Section 1 hereof shall become effective upon such date (the "Effective Date"), which shall be not later than September 15, 1996, as all of the following events or conditions have occurred or been satisfied:

                  (a) Amendment. This Amendment has been executed and delivered by the Borrower, the Agent and each of the Lenders.

                  (b) Other Loan Documents. The parties thereto shall have executed and delivered each of the following documents:

                      (i)      the Borrower Intellectual Property Assignment;
                      (ii)     the Borrower Pledge Agreement;
                      (iii)    the Borrower Security Agreement;
                      (iv)     the Subsidiary Guaranty;
                      (v) the First Alert Pledge Agreement (and First Alert has delivered to the Agent stock certificates evidencing the stock being pledged by it pursuant thereto, duly endorsed in blank or accompanied by a duly executed blank stock power); and
                      (vi)     a Note  payable to the order of each  Lender
                               in the amount of its Commitment as set forth
                               on the signature pages hereto (after receipt
                               of which each Lender will promptly return to
                               the Agent for  delivery to the  Borrower its
                               existing   Note   marked   "Superseded   and
                               Cancelled").

                  (c) Fees and Expenses. The Borrower has paid to the Agent for the ratable account of the Lenders an up-front fee of $37,500 and has paid all amounts then due pursuant to Section 6 below.

                  (d) Borrower By-Laws and Resolutions. The Agent has received copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions authorizing the execution, delivery and performance of this Amendment and the Borrower Security Documents to which it is a party;

                  (e) Borrower Incumbency. The Agent has received an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign this

         Amendment and Borrower Security Documents, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

                  (f) Other Charter Documents; Good Standing Certificates. Copies of the articles or certificates of incorporation (or corresponding documents) of the Borrower, together with all amendments thereto, both certified by the appropriate governmental officer in its jurisdiction of incorporation, together with a good standing certificate issued by the Secretary of State of the jurisdiction of its incorporation and such other jurisdictions as shall be requested by the Agent.

                  (g) First Alert By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary of First Alert of its by-laws and Board of Directors' resolutions of First Alert authorizing the execution, delivery and performance of the Loan Documents to which it is a party.

                  (h) First Alert Secretary's Certificates. An incumbency certificate, executed by the Secretary or Assistant Secretary of First Alert, which shall identify by name and title and bear the signature of the officers of First Alert authorized to sign the Loan Documents to which it is a party upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

                  (i) Insurance Certificates. Insurance certificates or binders for all insurance set forth on Schedule 5.18 naming the Agent, on behalf of the Lenders and the LC Issuer, as loss payee for any casualty policies and additional insured for any general liability policies in form and substance acceptable to the Agent.

                  (j) Lien Searches; UCC Financing Statements. (i) Such duly completed and executed UCC-1 financing statements and other documents as the Agent shall have requested to perfect its security interest in the Collateral; and (ii) copies of searches of financing statements filed under the Uniform Commercial Code, together with tax lien, judgment and other searches with respect to the assets of the Borrower, in both cases in such jurisdictions as the Agent may request.

                  (k) Landlord Estoppel Waiver and Consent(s). To the extent theretofore obtained, landlord estoppel, waiver and consents with respect to the Borrower's leased facilities in Aurora, Illinois, El Paso, Texas and such other locations as the Agent may reasonably request, each in form and substance acceptable to the Agent.

                  (l) Legal Opinions. The Agent has received from Messrs. Hutchins, Wheeler & Dittmar, counsel to the Borrower, opinions as to such matters relating to this Amendment and the Loan Documents as the Agent may reasonably request.

                  (m) Regulatory Approvals. All necessary regulatory approvals and filings relating to the transactions contemplated hereby shall have been obtained or made.

                  (n) Other. The Agent has received such additional documents as it may reasonably request in connection with the consummation of the transactions contemplated by this Amendment.

                  5.       Reference to and Effect Upon the Credit Agreement.

                  (a) Except as specifically amended above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

                  (b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent, the LC Issuer or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document except as expressly provided in
         Section 2 above. Upon the effectiveness of the amendment to the Credit Agreement effected by this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

                  6. Expenses.  The Borrower hereby affirms its obligation under
Section 9.7 of the Credit Agreement to reimburse the Agent upon demand for all costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys to the Agent, which attorneys may be employees of the Agent) incurred in connection with this amendment. Such costs shall include the fees and charges of Winston & Strawn and special foreign counsel to the Agent and all filing fees, notarial costs, trustee fees and other expenses incurred in connection with the pledge of the Collateral.

                  7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO
CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

                  8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

                  9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

                  10. Additional Matters. As additional consideration for the agreement by the Agent, the LC Issuer and the Lenders to the terms of this Amendment, the Borrower hereby releases and discharges the Agent, the LC Issuer and the Lenders, and their respective subsidiaries, affiliates and parent companies, and the present and former directors, officers, employees, agents, attorneys, advisers and representatives of each of the foregoing, together with their respective successors and assigns, from any and all losses, claims, damages, liabilities, deficiencies or expenses of any kind or nature whatsoever relating to or against any of them that are based upon or arise out of any alleged act or omission to act by any of them which has occurred on or prior to the Effective Date and which is related to or arises under the Loan Documents or the transactions contemplated thereby. The Borrower acknowledges and agrees that it does not have or maintain any defense, set-off, counterclaim, or claim of avoidance of any nature to the Obligations or in respect of any Loan Document.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

                                    BRK BRANDS, INC.

                                    By:  /s/Michael Rohl

                                 Title:  Vice President of Finance and
                                         Chief Finanical Officer

                                    3901 Liberty Street Road
                                    Aurora, Illinois  60504-8122
                                    Attention: Michael Rohl
                                               Vice President of Finance
                                               and Chief Financial Officer
                                               Telephone:      (630) 851-7330
                                               Facsimile:      (630) 851-7538
         Commitments

         $31,571,428.58             THE FIRST NATIONAL BANK OF CHICAGO,
                                     Individually as a Lender, as LC Issuer
                                     and as Agent

                                    By:   /s/ Stephen C. Price

                                 Title:   Vice President

                                    One First National Plaza
                                    Chicago, Illinois  60670
                                    Attention: April Yebd
                                               Mail Suite 0088
                                               Telephone:      (312) 732-4823
                                               Facsimile:      (312) 732-2715

         $20,642,857.14             CAISSE NATIONALE DE CREDIT AGRICOLE,
                                     Individually as a Lender and as Co-Agent

                                   By:   /s/ David Bouhl, F.V.P.

                                Title:   Head of Corporate Banking-Chicago

                                    55 East Monroe Street, Suite 4700
                                    Chicago, Illinois 60603-5702
                                    Attention:      Dan Ruhl
                                    Telephone:      (312) 917-7513
                                    Facsimile:      (312) 372-2830

         $18,214,285.71             ABN AMRO BANK N.V.

                                   By:   /s/Mary L. Honda

                                Title:   Vice President

                                   By:   /s/Scott J. Albert

                                Title:   Vice President

                                    135 South LaSalle Street, Suite 625
                                    Chicago, Illinois 60674-9135
                                    Attention:   Mary Honda
                                                 Vice President
                                                 Telephone:      (312) 904-5220
                                                 Facsimile:      (312) 606-8425


         $14,571,428.57             FLEET NATIONAL BANK

                                  By:   /s/Karl Harig

                               Title:   Senior Vice President

                                   40 Westminster Street
                                   Providence, Rhode Island  02901
                                    Attention:   Richard A. Meringolo
                                                 Senior Vice President
                                                 Telephone:      (401) 459-4913
                                                 Facsimile:      (401) 459-4961


         $85,000,000